EXHIBIT 99.1

99 Wood Avenue South, Suite 311	FOR IMMEDIATE RELEASE

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos Announces Conference Call for Q4 and FY2004 Financial Results and Comments on Pipeline Status

Iselin, NJ, February 28, 2005 – Pharmos Corporation (Nasdaq: PARS) announced today that it will release financial results for the fourth quarter and full year 2004 on March 9, 2005. Gad Riesenfeld, PhD, President and COO, will host a conference call on the same day at 11:00 AM, EST to discuss recent developments at the Company.

In addition to discussing fourth quarter and full year 2004 financial results, the Company will provide an update of its drug pipeline, including:

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Cannabinor for pain: Late-stage preclinical development is continuing on schedule. Cannabinor (PRS-211,375) has been found to be efficacious in a variety of pre-clinical animal models for neuropathic, inflammatory and noxious pain. Cannabinor is also active in animal models for autoimmune diseases such as rheumatoid arthritis and multiple sclerosis. Advanced toxicology studies in two animal species and metabolic studies are in progress, and subject to the results, the clinical program is scheduled to start around mid 2005. After testing in human volunteers (Phase I), the Company plans to conduct Phase II clinical trials to establish safety and proof-of-concept for efficacy in pain indications, including neuropathic pain and post-surgical pain. There is great interest in new drugs to treat pain.

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Dexanabinol for cognitive impairment following coronary artery bypass graft (CABG) surgery: Based on the results of the Stroop test in the exploratory Phase IIa trial that indicated a significant clinical and statistical effect of dexanabinol on executive function in CABG patients, the Company is continuing to evaluate clinical and regulatory aspects of this program and their impact on designing future clinical protocols. Details of the R&D program will be crystallized around midyear 2005.

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Dexanabinol for TBI: Analysis of the data from the Phase III trial unblinded in December 2004 shows that the trial was well-conceived, designed and implemented. However, in this trial where dexanabinol was administrated within six hours of injury and the clinical outcome was tested at six months, dexanabinol was not effective in treating severe TBI as demonstrated by the primary and the secondary outcome measures. Significant clinical and statistical differences between the drug and placebo-treated groups were not observed in measurements that included: the Extended Glasgow Outcome Scale (GOSE), regardless of the prognosis of the patients at entry; intracranial pressure (ICP) in the first days after injury; calculated cerebral perfusion pressure (CPP); the level of community integration (CIQ); quality of life (SF-36 Health Survey); mobility skills during rehabilitation (Barthel Index); and the incidence of mortality and other severe and non-severe adverse events. The TBI program has been discontinued, and detailed results will be reported to the FDA and published in the scientific literature.

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CB2 (cannabinoid receptor 2) selective synthetic cannabinoids: Pharmos is continuing the exploration of interesting compounds based on the CB2 selective library in order to identify new drug candidates in CNS and inflammation.

“We remain committed to our mission of rebuilding value for our shareholders by deepening our pipeline via R&D of internal and external programs with the prudent use of our human and financial resources. We are focusing particularly on advancing cannabinor, our CB2-selective drug candidate for pain indications, to clinical development,” said Dr. Riesenfeld. “We are exploring post-surgical pain, neuropathic pain and cancer pain, very important indications that have large potential markets,” he added.

A link to the live webcast of the conference call will be available at the Pharmos web site at www.pharmoscorp.com. To listen to the webcast, please go to the Web site 15 minutes prior to its start to register, download, and install any necessary audio software. A webcast replay will be archived for a limited time afterward.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company’s pipeline products and to the Company’s expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contacts

Pharmos U.S.	The Ruth Group, Inc.
Gale Smith	John Quirk (investors)
(732) 452-9556	(646) 536-7029
Pharmos Israel	Janine McCargo (media)
Irit Kopelov	(646) 536 7033
011-972-8-940-9679